Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

April 18, 2011

Cass Information Systems, Inc. Reports Record 1st Quarter Earnings

Net Income Increases 20% Compared to 1st Quarter of 2010

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services reported record first quarter 2011 earnings of $.60 per diluted share, a 20% increase compared to the $.50 per diluted share it earned in the first quarter of 2010. Net income for the period was $5.7 million, compared to $4.7 million in 2010.

2011 1st Quarter Recap

	March 31, 2011	March 31, 2010	% Change
Transportation Dollar Volume	$4.6 billion	$3.8 billion	21%
Utility Dollar Volume	$2.7 billion	$2.6 billion	3%
Revenues	$26.1 million	$22.8 million	15%
Net Income	$5.7 million	$4.7 million	20%
Diluted Earnings per Share	$.60	$.50	20%

Payment and processing fees increased $1.6 million, or 13%, compared to the year earlier period. Transportation dollar volume was up 21% and utility dollar volume rose 3% due to new business and improved activity from existing customers.

Net investment income increased $1.7 million, or 18%, primarily due to the increase in average earning assets.

Overall operating expenses were up $1.9 million, or 12%, primarily due to the increase in processing activity.

“We are pleased to get 2011 off to a record start and remain committed to the core strategies that helped us weather the economic downturn and that are now generating notably positive results,” said Eric H. Brunngraber, Cass president and chief executive officer. “We will continue to invest in initiatives that broaden and strengthen our relationships with clients as we remain optimistic about the future.”

About Cass Information Systems

Cass Information Systems, Inc. is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $27 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2010.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2011 and 2010:

	Quarter Ended March 31, 2011	Quarter Ended March 31, 2010
Transportation Invoice Volume	6,670	6,017
Transportation Dollar Volume	$4,568,930	$3,768,941
Utility Transaction Volume	3,358	3,055
Utility Dollar Volume	$2,689,235	$2,608,099

Payment and Processing Fees	$14,347	$12,745
Net Investment Income	11,248	9,552
Other	485	480

Total Revenues	$26,080	$22,777

Salaries and Benefits	$13,706	$12,490
Occupancy	648	572
Equipment	847	898
Other	2,933	2,237

Total Operating Expenses	$18,134	$16,197

Income from Operations before Income Tax Expense	$7,946	$6,580
Income Tax Expense	2,227	1,831

Net Income	$5,719	$4,749

Basic Earnings per Share	$.61	$.51

Diluted Earnings per Share	$.60	$.50

Average Earning Assets	$1,149,715	$984,700
Net Interest Margin	4.60%	4.78%
Allowance for Loan Losses to Loans	1.74%	1.35%
Non-performing Loans to Total Loans	.08%	.21%
Net Loan (Recoveries) Charge-offs to Loans	-.01%	.03%
Provision for Loan Losses	$450	$900